UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 10, 2004
Date of Report (Date of earliest event reported):

Lincoln National Corporation
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6028 (Commission File Number)	35-1140070 (IRS Employer Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices)(Zip Code)

(215) 448-1400
Registrant's telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

a) On December 10, 2004, Lincoln National Corporation (the “Company”) entered into a First Amended and Restated Credit Agreement with a syndicate of banks, including JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, The Bank of New York and Citibank, N.A., as documentation agents, and the other lenders named therein (the “Amended Credit Facility”). The Amended Credit Facility amends and restates the Company’s revolving credit facility dated December 11, 2003. The Amended Credit Facility has a five year term, allows for borrowing of up to $500 million and is unsecured. The Company currently intends to use the proceeds of any loan made pursuant to the Amended Credit Facility for general corporate purposes, including repayment of maturing commercial paper indebtedness.

Loans under the Amended Credit Facility may be made either at a LIBOR rate or the higher of the Federal Funds rate plus ½ of 1% or JPMorgan Chase’s prime rate. An additional margin of .10% applies on any day on which the aggregate principal amount outstanding exceeds 50% of the aggregate commitments. Under the Amended Credit Facility, the Company is required to pay certain fees, including a facility fee of .06% to .15 % of the aggregate commitment (depending on its credit ratings), which fee is payable quarterly in arrears.

The Amended Credit Facility contains customary terms and conditions, including certain financial covenants regarding maintenance of a minimum consolidated net worth and not exceeding a total debt to capitalization ratio if the Company's senior, unsecured long-term debt rating is not at least A- from Standard & Poor's or A3 from Moody's. In addition, the Amended Credit Facility contains covenants restricting the Company’s ability to incur liens, merge or consolidate with another entity where it is not the surviving entity and dispose of all or substantially all of its assets. Further, the Amended Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Amended Credit Facility provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

b) On December 10, 2004, the Company and certain of its subsidiaries entered into a Fourth Amended and Restated Letter of Credit and Reimbursement Agreement with a syndicate of banks, including JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, The Bank of New York and Citibank, N.A., as documentation agents, and the other lenders named therein (the “Amended L/C Facility”). The Amended L/C Facility amends and restates the Company’s L/C Facility dated December 11, 2003. The Amended L/C Facility has a five year term, allows for the issuance of letters of credit in an aggregate amount of up to $900 million and is unsecured. The Amended L/C Facility primarily secures reinsurance liabilities of the insurance subsidiaries of the Company. The Company guarantees its insurance subsidiaries’ reimbursement to the lenders of any disbursements made under outstanding letters of credit. As of December 15, 2004, the aggregate face amount of letters of credit outstanding under the Amended L/C Facility is $456 million.

Any disbursements made by any of the lenders pursuant to an outstanding letter of credit must be reimbursed on the date the account party receives notice of such disbursement, or the following day in the event notice is received after 10:00 a.m. New York City time.

The Amended L/C Facility contains customary terms and conditions, including certain financial covenants regarding maintenance of a minimum consolidated net worth and not exceeding a total debt to capitalization ratio if the Company's senior, unsecured long-term debt rating is not at least A- from Standard & Poor's or A3 from Moody's. In addition, the Amended L/C Facility contains covenants restricting the Company’s ability to incur liens, merge or consolidate with another entity where it is not the surviving entity and dispose of all or substantially all of its assets. Further, the Amended L/C Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Amended L/C Facility provides that, among other things, the commitments may be terminated and the outstanding letters of credit may be drawn upon (if permitted under such letter of credit).

Certain lenders under the Amended Credit Facility and Amended L/C Facility or their affiliates perform other services for the Company and its subsidiaries from time to time in the normal course of business, including providing custodial, cash management and transfer agent services. In addition, certain lenders under the Amended Credit Facility and Amended L/C Facility or their affiliates act as distributors of various life, annuity and investment products of the Company’s subsidiaries in the ordinary course of business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 of this report with respect to the Amended L/C Facility is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By: /s/ Richard C. Vaughan
Name: Richard C. Vaughan
Title: Executive Vice President and Chief Financial Officer

Date: December 15, 2004